Monaker Group, Inc. 10-Q

Exhibit 10.31

Appendix E

Founding Shareholders’ Agreement

Dated January 15, 2021

entered into by and among:

1. Investor

1.1	Monaker Group, Inc. 2893 Executive Park Drive, Suite 201, Weston, Florida 33331; USA

(“Investor”)

2.	Founder

2.1	Jan C. Reinhart, Underrietstrasse 3, CH-8700 Küsnacht (Zurich);	(“Founder”)

Switzerland

3.	Other Shareholders	(“Other Shareholders”)

Key people, senior executives and Directors who might join the Company as part of the Company’s planned buy & build strategy

4.	Investment Directors	(“Investment Directors”)

4.1	William Kerby, 1427 Capri Lane #5004, Weston, Florida 33326; USA

4.2	Mark Vange, 10315 East Shangri La Road, Scottsdale AZ 86260; USA

and

5.	Company	(“Company”)

Reinhart Interactive TV AG, Underrietstrasse 3

CH 8700 Küsnacht (Zurich); Switzerland

(Company, Investor, collectively “Parties” and individually a “Party”)

Table of Contents

General Undertaking	4
General	4
Share Certificates	5
Articles / Order of precedence	5

Board of Directors	5
Representation of the Board and Initial Composition	5
Representation of the Board after the Acquisition of Business	5
Quorum of Attendance	6
D&O Insurance	7

Control / Important Shareholder and Board matters	7

Information Rights	7

Preferences	8
No Dividends	8
Anti-Dilution Adjustments	8
Transfer And Transfer Restrictions	8
Permitted Transfers	8
Wholly Owned Subsidiary	8
Affiliate	9
General Restrictions	9
Accession	9
Right of First Refusal	9
Notification	9
Exercise of Right of First Refusal	10
Pro Rata Allocation of Right of First Refusal	10
Consummation of Transfer of Relevant Shares upon Exercise of Right of First Refusal	10

Tag-Along (Co-Sale Right)	10
Notification	10
Terms of Tag-Along Right	11
Exercise of Tag-Along Right	11
Transfer to Proposed Acquirer	11
Drag-Along (Co-Sale Obligation)	11
Notification	11
Terms of Drag-Along Right	12
Key Terms and Conditions	12
Purchase Option	13
Triggering Events	13
Exercise of Purchase Option	13
Right to Sale	14
Right to Sale by Investor to Founder	14
Right to Sale by Founder	15

Liquidated Damages	16

Term	17

Miscellaneous	18
Nature of Parties’ Rights and Obligations	18
Confidentiality	18
Successors and Assigns	18
Costs and Expenses	18
Notices	18
Entire Agreement	18
Severability	19
Amendments	19
Waiver of Rights	19

Governing Law and Jurisdiction	19
Governing Law	19

Preamble

A)	The Company is in founding and intends to be organized in the form of a Swiss stock corporation (Aktiengesellschaft) registered with the commercial register of the Canton of Zurich having its office at Underrietstrasse 3, CH-8700 Küsnacht (Zurich); Switzerland.

B)	The Zappware N.V. with its principal address at Ilgatlaan 21, B-3500 Hasselt; Belgium represents the core business (“Business”) and consists of the following main activities:

(a)	the providing of a software-based TV and video distribution platform to telecom operators and digital content owners; and

(b)	the providing of services to telecom operators and digital content owners for user interaction design as well as software development, deployment and support.

C)	Firstly, upon Closing the Founder will acquire the majority of shares in “Business” on behalf of the Company, with a target to taking over 100%, provided the key people stay on board: Messrs. Ives Decraene and Patrick Vos (hereafter indicated as “Other Shareholders”). At this point, the Founder together with the Other Shareholders will hold 49% of the Company and the Investor 51%. Secondly, the Founder intends to acquire another company active in the sector of Business on behalf of the Company with the remainder of the assets of the Company. Further into the future, the Founder and the Investor agree that a continuation of this sector roll-up would be beneficial for the Company.

D)	The Parties wish to determine in this Agreement their respective rights and obligations in relation to the Common Shares in the Company.

E)	The Parties are aware that the detailed structuring of the incorporation of the company and the acquisition of the Business is still being reviewed from a tax and legal perspective and the finally determined structure might deviate from the one envisioned herein. Hence, the Parties agree that this Agreement shall be considered at least a framework agreement and that they will support any structuring that results in the same economic intensions as set forth herein.

F)	For purposes of this Agreement (including the introductory paragraphs and the Appendices), capitalized terms shall have the meanings set forth in Appendix E) or as defined in the Founding Investment and Subscription Agreement as of the same date as this Agreement.

Based on the foregoing, the Parties agree as follows:

1.	General Undertaking

1.1.	General

Each Shareholder hereby undertakes to:

(a)	generally exercise its powers and voting rights as a Shareholder; and

(b)	procure that the Director(s) nominated by such Shareholder exercise their powers and voting rights on the Board to the extent legally permissible and compatible with the fiduciary duties of such Director(s), in a manner which is consistent with the terms of this Agreement, and to ensure that the provisions of this Agreement are given full effect at all times during the term of this Agreement.

1.2.	Share Certificates

The Company will not physically issue share certificates. Rather, all holdings of Shares will be recorded in the Company’s share register.

2.	Articles / Order of precedence

The Parties undertake to adopt, implement and maintain the Company’s articles of incorporation in the form as attached hereto as Appendix 2.a), subject to amendments and modifications resolved in accordance with the articles of incorporation and this Agreement from time to time (“Articles”).

In the event of any conflict or discrepancies between the provisions of this Agreement and the Articles or any other governing documents of the Company, the provisions of this Agreement shall prevail between the Parties as contractual obligations.

3.	Board of Directors

3.1.	Representation of the Board and Initial Composition

The Board shall comprise of only the Founder as Director as the beginning of this Agreement. After the initial transaction integrating the “Business” into the Company, the Board of Directors will be increased for operational purposes as discussed in Section 3.2 below. The initial Director shall have single signature (Einzelzeichnungsberechtigung) to expedite the acquisition process of the Business.

3.2.	Representation of the Board after the Acquisition of Business

The Board shall comprise of a maximum of five Directors. Throughout the remaining time of this Agreement:

(a)	the Investor shall have the right to be represented on the Board by two Directors (each an “Investor Director”), initially being William Kerby and Mark Vange;

(b)	the Founder and Other Shareholders shall have the right to be represented on the Board by three Directors (each a “Founder Director”), Founder and Other Shareholders.

The initial Chairman shall be Founder. Thereafter, the Chairman shall be one of the Founder Directors nominated by the Founder and the Other Shareholders for any subsequent terms. The Chairman shall be elected by the Board.

Subject to special powers of attorney granted by the Board from time to time on a case-by-case basis, the Board shall no longer grant individual signing authorities (Einzelzeichnungsberechtigung) to Directors and/or officers of the Company and all Directors shall be granted collective signing powers (Kollektivzeichnungsberechtigung zu Zweien).

3.3.	Representation of the Board after Founder Dilution

The composition and the voting rights of the Board shall evolve with the Share ownership of the Parties. Therefore, if the Founder Directors’ joint total Share participation in the Company is diluted down, the following rules shall apply:

(c)	As of a total Share ownership of Founder Directors below 39% of the Company’s total outstanding Shares, the Investor shall have the right to be represented on the Board by three Directors, while the Chairman can still be appointed by the three Founder Directors. The Chairman as of this moment shall also be granted a casting vote;

(d)	As of a total Share ownership of Founder Directors below 29% of the Company’s total outstanding Shares, the three Investor Directors shall now also have the right to appoint a Chairman. The Chairman shall continue to be granted a casting vote. The Founder Directors will continue to be represented by three Directors.

All Directors and/or officers of the Company and all Directors shall continue to be granted collective signing powers (Kollektivzeichnungsberechtigung zu Zweien).

3.4.	Quorum of Attendance

Each Shareholder acknowledges and agrees that the Board shall only be deemed to be validly constituted and entitled to transact business after the acquisition of the Business, if:

(a)	at least one Investor Director; and

(b)	at least one Founder Director; and

(c)	at least half of all Directors;

are present (including by video, computer or telephone conference), and each Shareholder hereby undertakes to the other Shareholders to procure that the Director(s) nominated by it abstain from participating in Board meetings and from transacting business if the Board is not validly constituted in accordance with this Section 3.2.

Should the quorum as per the preceding paragraph not be met with regard to a certain agenda item, such agenda item shall be put on the agenda for the next Board meeting. In such next Board meeting, the Board shall, with regard to such agenda item only, be deemed to be validly constituted if the majority of the Directors is present (including by video, computer or telephone conference).

Notwithstanding the foregoing, no quorum of attendance shall be required if the only agenda item of the meeting of the Board consists in the confirmation of the execution of a capital increase and the corresponding change of the Articles (in particular Art. 634a, 651 para. 4, 651a, 652e, 652g and 653g CO).

3.5.	D&O Insurance

The Company will procure appropriate directors’ and officers’ insurance coverage to be determined by the Board in the first Board meeting following the acquisition of the Business by the Company.

4.	Control / Important Shareholder and Board matters

Each of the Shareholders acknowledges and agrees that:

(a)	any affirmative vote on any of the important shareholder matters (whether being a matter in the competence of the shareholders meeting or the board of directors) specified in Part A of Appendix 4 (“Important Shareholder Matters”) requires the approval of at least two thirds (66 2/3%) of shareholder votes of the holders of Shares represented at the relevant General Meeting of Shareholders, whereby each Share shall entitle its holder to one vote; and

(b)	any affirmative decision with respect to any of the important Board matters specified in Part B of Appendix 4 (“Important Board Matters”) shall require, besides the consent of the majority of the Board members present at the meeting, the consent of at least one Investor Director.

The Company shall procure that none of the members of the board of directors takes any measure which constitutes an Important Shareholder Matter or an Important Board Matter without the above consents.

5.	Information Rights

During the term of this Agreement, the Company shall provide Investor with the following information:

(a)	within 90 days of the end of each financial year, audited financial statements to comply with Investor’s 10-K report to the SEC;

(b)	within 20 days of the end of each month, a monthly report based on the standard KPI reporting sheet defined by Investor; and

(c)	no later than 60 days prior to the end of each financial year, the proposed budget for the next following financial year.

The Investor shall receive a report in the format requested within 30 days of the end of each fiscal quarter.

6.	Preferences

6.1.	No Dividends

During the duration of this agreement, the Company shall not pay any dividends without consent of (i) the absolute majority of shareholder votes of all holders of Shares represented at the relevant General Meeting of Shareholders and (ii) two thirds (66 2/3%) of Board of Directors votes.

6.2.	Anti-Dilution Adjustments

In the event the Company issues, within five years after the Closing Date,

(i)           equity at a subscription or purchase price, or

(ii)          securities convertible into equity at a conversion price,

below the most recent valuation of the Shares (“Last Price”), each Founder Director holding Shares shall be entitled to a weighted average anti-dilution adjustment (“Anti-dilution Adjustment”).

The Anti-dilution Adjustment shall be effected by the issuance to each Founder Director of the required number of additional Shares at CHF 1.00 value payable by the Founder Directors for the quantity of Anti-dilution Shares resulting from the formula set forth in Appendix 6.2 to achieve the Anti-dilution Adjustment.

Investor hereby irrevocably waives, to the benefit of the Founder Directors and to the extent necessary to give full effect to the preferential subscription rights set forth in this Section 6.2, any statutory subscription right (Bezugsrecht) it may have.

7.	Transfer And Transfer Restrictions

7.1.	Permitted Transfers

The restrictions under Sections 7.2, 7.3, 7.4, 7.5, 7.6 and 7.7 of this Agreement shall not apply to the following transfers (each a “Permitted Transfer”):

7.1.1.	Wholly Owned Subsidiary

A transfer of all Shares held by a Shareholder to a wholly owned subsidiary shall be permitted, provided that (i) such wholly owned subsidiary declares to all Parties in writing to be bound by the terms and conditions of this Agreement and to assume the transferring Shareholder’s rights and obligations hereunder, (ii) the transferring Shareholder shall remain the ultimate beneficial owner of 100% of such transferred Shares and be jointly liable with its wholly owned subsidiary for the fulfilment of and, and cause such subsidiary to comply with, its obligations under this Agreement and, (iii) if the wholly owned subsidiary is about to cease being a wholly owned subsidiary of the transferring Shareholder, then such subsidiary must immediately retransfer the transferred shares to the transferring Shareholder.

7.1.2.	Affiliate

A transfer of all Shares to an Affiliate of a Founder shall be permitted, provided that (i) such Affiliate declares to all Parties in writing to be bound by the terms and conditions of this Agreement and to assume the transferring Shareholder’s rights and obligations hereunder, (ii) the transferring Founder shall be personally involved in managing or advising such an Affiliate, and (iii) the transferring Founder shall remain member of the Company’s Board of Directors. If an Affiliate ceases to be an Affiliate of the holder of Shares who Transferred the Shares or acquired them on behalf of such Affiliate, then such Affiliate must immediately re-transfer the Shares to the holder of Shares concerned.

7.2.	General Restrictions

All other Transfers of Shares and pre-emption rights (Bezugsrechte) on Shares not covered by Section 7.1 (“Permitted Transfer”) shall require the consent of (i) the majority of Shareholders and (ii) the majority of the Founder Directors taken as one group.

7.3.	Accession

No person or entity shall become a shareholder of the Company unless and until such person or entity shall first have executed an unilateral accession declaration pursuant to which such person or entity agrees to be fully bound by and be entitled pursuant to the terms and conditions of this Agreement in the same capacity as the transferor or predecessor (in case of a Transfer or succession). Each of the Parties agrees in advance that any person or entity executing such unilateral accession declaration that is based on an acquisition of Shares permitted pursuant to this Agreement shall become a Party, and that such accession declaration does not need to be countersigned by the Parties.

7.4.	Right of First Refusal

7.4.1.	Notification

If a Shareholder (or a group of Shareholders) wishes to Transfer all or a part of its Shares (“Relevant Shares”) to a third party other than described in Section 7.1 (including another Shareholder) (“Right of First Refusal Event”), such Shareholder(s) (“Selling Shareholder(s)”) shall submit (i) an offer to all other Shareholders stating in writing the price and terms of the proposed Transfer (“Right of First Refusal Notice”) and (ii) a copy of such offer to the Company. If the Selling Shareholder(s) has/have received a bona fide purchase offer from a third party (including another Shareholder), such offer shall be attached to the Right of First Refusal Notice. In such case, the price and terms of the bona fide purchase offer from a third party shall be the price and terms of the Right of First Refusal, otherwise it is the price and terms offered by the Selling Shareholder. The Company shall inform each Shareholder within five days after receipt of the Right of First Refusal Notice about the day the 30-day period mentioned in Section 7.4.2 for exercising the Right of First Refusal expires.

7.4.2.	Exercise of Right of First Refusal

Each Shareholder wishing to exercise its right of first refusal in respect of all or part of the Relevant Shares (“Right of First Refusal”) shall so notify the Company and the Selling Shareholder(s) within a period of 30 days from receipt of the Right of First Refusal Notice (“Right of First Refusal Exercise Notice”). If the Rights of First Refusal validly exercised within this time period do not, in the aggregate, result in the exercise of Rights of First Refusal for all Relevant Shares, the Selling Shareholder(s) shall be free, subject only to Sections 7.5 and 7.6, to Transfer the remaining Relevant Shares to the proposed acquirer, on terms not more favourable to the proposed acquirer than those offered to the Shareholders within a period of six months after expiry of the 30-day period to submit a Right of First Refusal Exercise Notice. Thereafter, the procedure pursuant to this Section 7.4 shall be repeated prior to any such Transfer.

7.4.3.	Pro Rata Allocation of Right of First Refusal

In the event that the Shareholders exercise their Rights of First Refusal for more than the number of Relevant Shares, the Relevant Shares shall be allocated among such exercising Shareholders pro rata to their then existing holdings of Shares.

7.4.4.	Consummation of Transfer of Relevant Shares upon Exercise of Right of First Refusal

The Transfer of the Relevant Shares shall be consummated within 60 days from receipt of the Right of First Refusal Notice by the Company unless the terms of the bona fide purchase offer provided for longer terms, in which case the terms of such bona fide purchase offer shall apply. If the consideration offered by the Selling Shareholder(s) for the Relevant Shares is not cash or if the Transfer is to be made for no consideration, then the price for the Relevant Shares shall be deemed to be equal to the Fair Market Value as defined in Section 7.7.2 below and to be paid in cash to the Selling Shareholder(s).

7.5.	Tag-Along (Co-Sale Right)

7.5.1.	Notification

In the event a Shareholder (or a group of Shareholders) wishes to Transfer all or a part of its Shares (“Relevant Shares”) in one or a series of related transactions to a proposed acquirer (including another Shareholder) on the basis of a bona fide purchase offer (“Tag-Along Event”), such Shareholder(s) (“Selling Shareholder(s)”) shall notify the other Shareholders as well as the Company thereof, mutatis mutandis in accordance with Section 7.5.1 (“Tag-Along Notice”). Such Tag-Along Notice may be part of a Right of First Refusal Notice according to Section 7.4. The Company shall inform each Shareholder within five days after receipt of the Tag-Along Notice about the day the 30-day period for exercising the Tag-Along Right mentioned in Section 7.4.3 expires.

7.5.2.	Terms of Tag-Along Right

The terms of the Tag-Along Right shall be the same consideration per Share and otherwise the same terms and conditions as applicable to the Selling Shareholder(s) (except for (i) any representations, warranties and/or indemnities other than (several and not joint) title warranties solely in respect of the Shares sold by such other Shareholder(s) and (ii) payment of the consideration per Share, which must be in immediately available cash) upon the occurrence of a Tag-Along Event.

7.5.3.	Exercise of Tag-Along Right

Each Shareholder wishing to exercise its tag-along right with respect to the Relevant Shares (“Tag-Along Right”) shall so notify the Selling Shareholder(s) within a period of 30 days from receipt of the Tag-Along Notice (“Tag-Along Exercise Notice”). If no Tag-Along Exercise Notice is submitted on time, the Tag-Along Right of that Shareholder shall be deemed to have been forfeited (verwirkt) with respect to this Tag-Along Event.

If the proposed acquirer refuses to accept the purchase of the Shares from the Shareholders who provided a Tag-Along Notice, the Selling Shareholder(s) shall be prohibited from Transferring the Relevant Shares to the proposed acquirer.

7.5.4.	Transfer to Proposed Acquirer

In the event the Right of First Refusal according to Section 7.4 is not exercised, the Selling Shareholder(s) shall be free to Transfer the Relevant Shares to the proposed acquirer on the terms disclosed to the other Shareholders in the Tag-Along Notice and the Right of First Refusal Notice within a period of six months starting after the expiry of the 30–day period to submit a Tag-Along Exercise Notice. Thereafter, the procedure pursuant to this Section 7.5 shall be repeated prior to any such Transfer.

7.6.	Drag-Along (Co-Sale Obligation)

7.6.1.	Notification

In the event a Shareholder, with the approval of a majority of Shareholders, wishes to Transfer at least 51% of the Shares of the Company in one or a series of related transactions to a proposed acquirer (including another Shareholder) who wishes to acquire all (but not less than all) Shares in the Company pursuant to a bona fide purchase offer at an offered price per Share higher than the Issue Price (“Drag-Along Event”), such holder of Shares (“Relevant Selling Shareholder[s]”) shall be entitled to require that all other Shareholders sell all their shares to the proposed acquirer (“Drag-Along Right”) and shall notify the other Shareholders thereof, mutatis mutandis in accordance with Section 7.6.1 (“Drag-Along Notice”). The Company shall inform each Shareholder within five days after receipt of the Drag-Along Notice about the day the Transfer of the Shares to the proposed acquirer shall be completed which shall be no earlier than 30 days and no later than six months as from the date of receipt of the Drag-Along Notice.

For the avoidance of doubt and notwithstanding anything to the contrary contained herein, unless the proposed acquirer qualifies as Affiliate of a Founder, Section 7.3 shall not apply in case of a Drag-Along Event.

If a Shareholder not being a Relevant Selling Shareholder is in doubt whether the proposed acquirer qualifies as Affiliate of a Founder or not, such Shareholder shall be entitled to solicit and to submit to the Relevant Selling Shareholders a bona fide purchase offer at an offered price per Share higher than what the proposed acquirer offered (“Improved Offer”), in which case the Transfer of all Shares shall be completed in accordance with the terms and conditions set forth in this Improved Offer with the potential acquirer having submitted such Improved Offer.

7.6.2.	Terms of Drag-Along Right

The terms of the Drag-Along Right shall be the same consideration per Share and, except as set forth in Section 7.6.3, otherwise at the same terms and conditions as applicable to the Relevant Selling Shareholders.

The proceeds resulting from such Transfer in case of a Drag-Along Event or based on an Improved Offer shall be deemed to constitute Liquidation proceeds and shall be allocated to the Shareholders in accordance with Appendix 1.6 of the Investment and Subscription Agreement to which this Agreement serves as Appendix E.

7.6.3.	Key Terms and Conditions

The terms and conditions of the Transfer of Shares shall include the following:

(a)	Each other Shareholder’s liability for representations and warranties shall, to the extent legally permissible, be limited to a maximum of 50% percent of its purchase price, and be subject to the same time limitations as the Relevant Selling Shareholder[s]’ liability. Each other Shareholder shall, upon request by the Relevant Selling Shareholder[s], be obliged to pay the same percentage of its purchase price for the same time periods into an escrow account in favor of the acquirer as the Relevant Selling Shareholder[s]. Each other Shareholder shall be severally, and not jointly liable for the representations and warranties.

(b)	Each other Shareholder shall give the representations and warranties which the acquirer or the Relevant Selling Shareholder[s] may reasonably request, reflecting such Shareholder’s stake in and position with respect to the Company (i.e. founder, senior manager, employee, passive investor). Except as otherwise provided for herein and unless the Relevant Selling Shareholders may reasonably request otherwise (in particular because they agreed to such term or condition regarding their Shares), the terms and conditions of the Investment Agreement regarding representations and warranties, indemnification and remedies shall apply, mutatis mutandis.

(c)	Each other Shareholder shall bear its own costs and taxes imposed on it.

7.7.	Purchase Option

7.7.1.	Triggering Events

Subject to the provisions in this Section 7.7, the Parties (“Option Parties”) shall have an option (“Purchase Option”) to purchase the Shares of any other Shareholder (“Restricted Party”) in proportion to the nominal value of their shareholdings in the Company or in such other proportions and/or other terms as they may agree in writing between themselves if any of the following events (“Triggering Event”) occurs:

(a)	the Restricted Party commits a criminal act against the interests of a Party, of the Company or of any of its Affiliates;

(b)	the Restricted Party materially breaches this Agreement, unless such breach and its effects are fully cured within 20 days upon notification in writing of the breach and its effects by any other Party, or terminates this Agreement in accordance with Section 9;

(c)	the employment agreement between a Restricted Party and the Company is terminated and the Restricted Party is considered a Bad Leaver;

(d)	the employment agreement between a Restricted Party and the Company is terminated or a Restricted Party acquires Shares based on an ESOP after such termination and the Restricted Party is considered a Good Leaver in either case at the time of the termination.

7.7.2.	Exercise of Purchase Option

The Restricted Party shall notify the other Parties of the occurrence of any Triggering Event. Upon receipt of such notice or upon a Triggering Event becoming known to the other Parties, such other Parties shall be entitled to purchase all Shares held by the Restricted Party, in proportion to the nominal value of their shareholdings or in such other proportions as they may agree in writing between them, and, in case of the occurrence of any of the Triggering Events listed in Section 7.7.1 (a), (b) or (d), at the higher of the “Fair Market Value” and the nominal value of the Shares. Without prejudice to any other rights or remedies, in case of the occurrence of any of the Triggering Event (c), the purchase price shall be the lower of the fair market value and the nominal value of the Shares.

If the Parties cannot agree on the fair market value, each Party may request its determination by Mr. Olivier Kobel, Managing Director at SMC Corporate Finance GmbH with his principle place of business at Florastrasse 49, CH-8008 Zurich, Switzerland as independent expert, or if such independent expert refuses or is not able to act, by an experienced international accounting firm appointed by the President of the Zurich Chamber of Commerce, (“Expert”) on the basis of a valuation of the Company using methods customarily used at that time to establish the value of businesses in that industry, excluding any control premium for obtaining a majority of the voting rights in the Company or any block premium. The fair market value as determined by the Expert shall be binding and final on the Parties, unless based on calculation errors, in which case the fair market value as corrected by the Expert shall be binding.

The Option Parties who intend to exercise the Purchase Option shall notify the Restricted Party and the other Parties of their intent to exercise the Purchase Option within 30 days following receipt of notice of a Triggering Event or, as the case may be, following such Triggering Event becoming known to them, and shall thereafter commence the valuation procedure by mandating the Expert if no agreement on the price can be reached within another 20 days. The Option Parties shall exercise the Purchase Option no later than 20 days following agreement on the fair market value or receipt of the final determination of the fair market value from the Expert by giving written notice to the other Parties. The Restricted Party, on the one hand, and the Option Parties who announced their intent to exercise the Purchase Option, on the other hand, shall bear the fees, costs and expenses of the Expert in proportion to the fair market values claimed by them at the beginning of the procedure differing from the fair market value as determined by the Expert. If requested by the Expert, the relevant Restricted Party, on the one hand, and the Option Parties who announced their intent to exercise the Purchase Option, on the other hand, shall make advance payments in respect of fees, costs and expenses to the Expert in equal parts.

7.8.	Right to Sale

The restrictions under Sections 7.2, 7.3, 7.4, 7.5, 7.6 and 7.7 of this Agreement shall not apply to the following right to sale:

7.8.1.	Right to Sale by Investor to Founder

The Investor shall have the right to sell all its Shares held (“Sale Shares”) at any time to the Company or the Founder at a total nominal fee of CHF 1.00 by providing written notice to the Company and the Founder stating the number of Sale Shares (“Put Notice”) and the Company in first priority and Founder in second priority herewith accept to purchase these Sale Shares.

Upon receipt of the Put Notice by the Company and the Founder, a legally binding share purchase agreement with regard to the Sale Shares shall come into existence between the Investor serving a Put Notice as seller and the Company and the Founder as buyer. Unless otherwise agreed by the relevant Parties, the transfer of the Sale Shares and the payment of the purchase price for the Sale Shares (i.e. the nominal value of all Sale Shares) shall be completed within 10 days since the receipt of the Put Notice.

For the avoidance of any doubts, it is the Parties understanding the Company shall be primarily obliged to acquire the Sale Shares. However, the obligation of the Company to buy the Sale Shares is subject to it being permitted to acquire own shares in accordance with art. 659 CO. If and to the extent the number of Sale Shares exceeds the number of own shares the Company is permitted to acquire, the Founder and Other Shareholders undertake to acquire such exceeding number of Sale Shares pro rata to his then shareholding in the share capital of the Company.

7.8.2.	Right to Sale by Founder

The Founder Directors shall have the right to sell their Shares to the Investor according to the following “Founder Directors’ Share Sale Schedule”:

As of January 1, 2024, 33% of total outstanding Founder Director Shares at a valuation of 15 times EBITDA audited 2023 Company financial results according to International Financial Reporting Standards (IFRS) accounting practices.

As of January 1, 2025, 66% of total outstanding Founder Director Shares at a valuation of 15 times EBITDA audited 2024 Company financial results according to International Financial Reporting Standards (IFRS) accounting practices.

The Investor and the Founder agree that based on the Company’s audited figures of 2025, the Founder is free to find a new buyer for the Company. The Founder shall have the right to hire financial advisors in the pursuit to look for such a new buyer. This process shall start latest by June 1, 2025.

In case Board formally decides with the majority of the Founder Directors’ votes to sell the Company, but Investor and Founder cannot agree on the sale to a 3rd party by 20 December 2025, the Founder - and potentially Other Shareholders who have joined the Company as key people or Directors - will be allowed to sell 100% of his, or their Shares as the case may be, to the Investor by providing written notice to the Investor stating the number of Sale Shares (“Put Notice”).

As of January 1, 2026, 100% of total outstanding Founder Director Shares at a valuation equal to the LOWER of the following two options:

a)	15 times EBITDA audited 2025 Company financial results according to International Financial Reporting Standards (IFRS) accounting practices.

b)	A fully-funded Acquisition Proposal based on the Company’s audited 2025 financial results according to International Financial Reporting Standards (IFRS) accounting practices in case the Investor prefers to sell the Company at this point in time.

In case Board formally decides with the majority of the Investor Directors’ votes to sell the Company, but Investor and Founder cannot agree on the sale to a 3rd party by 20 December 2025, the Founder Directors will be allowed to sell 100% of their Shares at a valuation equal to the HIGHER of the following two options:

c)	15 times EBITDA audited 2025 Company financial results according to International Financial Reporting Standards (IFRS) accounting practices.

d)	A fully-funded Acquisition Proposal based on the Company’s audited 2025 financial results according to International Financial Reporting Standards (IFRS) accounting practices in case the Investor prefers to sell the Company at this point in time.

At any time, the Founder Directors choose to sell of their own Shares in the Company to the Investor, they will have to issue a Put Notice. Upon receipt of the Put Notice by the Investor, a legally binding share purchase agreement with regard to the Sale Shares shall come into existence between the Founder and Other Shareholders serving a Put Notice as sellers and the Investor as buyer. Unless otherwise agreed by the relevant Parties, the transfer of the Sale Shares and the payment of the purchase price for the Sale Shares shall be completed within 10 days since the receipt of the Put Notice. The Investor shall be free to choose either cash or his own NASDAQ-listed shares as means of payment for these Sale Shares. The Investor’s NASDAQ-listed shares shall be valued as an Average Share Price of the 30 trading days prior to the date of the Put Notice. The Investor’s NASDAQ-listed shares to be utilized for payment of these Founder Director Shares shall be free of any restrictions.

7.8.3.	Right to File for an Initial Public Offering (IPO)

Both Parties shall have the right to select an underwriter for listing of Shares of the Company on an internationally recognized securities exchange, such as the official list of SIX Swiss Exchange for a “Qualified IPO” with a price per Share of at least five time the Issue Price (subject to adjustments for stock splits, combinations, dividends and similar events). As of the date the Company Publishes an IPO Prospectus (“IPO Prospectus Publishing Date”), Section 7.8.2 no longer applies.

Should the Board formally decide with the majority of the Founder Directors’ votes to file for a “Non-Qualified IPO” with a Share price below the equivalent of five times the Issue Price (subject to adjustments for stock splits, combinations, dividends and similar events), Section 7.8.2 no longer applies.

Should Board formally decide with the majority of the Investor Directors’ votes to file for a Non-Qualified IPO, Section 7.8.2 continues to apply.

8.	Liquidated Damages

Each Shareholder being in material breach of any provision of this Agreement (it being understood that any breach of Sections 4, 7 or 10.3 shall be deemed a material breach for purposes of this Section 8) shall pay liquidated damages (Konventionalstrafe) to each of the non-defaulting Shareholders in the amount of CHF 50’000.- for each violation or breach. With respect to any violation or breach that is capable of being cured, liquidated damages shall only become payable if such violation or breach is not cured by the defaulting Shareholder within 20 days after having been notified of such violation or breach by any of the non-defaulting Shareholders.

Notwithstanding the payment of the liquidated damages, the defaulting Shareholder (i) shall be liable to each of the non-defaulting Shareholders for any losses and damages incurred by such non-defaulting Shareholders in excess of its entitlement to the amount of CHF 50’000.- as set forth in the paragraph above (which entitlement shall be pro rata to the relevant non-defaulting Shareholder’s shareholdings in the Company), and (ii) shall continue to be bound by the terms of the violated provision, for which each of the non-defaulting Shareholders may continue to seek specific enforcement and/or such other injunctive relief as may be granted by any court and/or arbitral tribunal of competent jurisdiction.

9.	Term

This Agreement shall enter into force and become effective as of the Closing Date (as defined in the Investment and Subscription Agreement to which this Agreement serves as Appendix E) and shall continue to be effective and in force for an initial fixed term until the tenth anniversary of the Closing Date.

Thereafter, this Agreement shall continue to be in effect for successive periods of five years unless terminated by any Shareholder upon twelve months’ prior written notice to all other Parties. Any termination by a Shareholder shall only be effective with respect to the respective Shareholder, and shall be without prejudice to the continued binding effect of this Agreement for all other Parties.

Notwithstanding the foregoing, this Agreement shall be terminated in the following cases

(a)	automatically and with immediate effect upon the first trading day of the Company following a Qualified IPO; or

(b)	for a specific Party upon such Party ceasing to be a shareholder of the Company in accordance with the terms and conditions of this Agreement, whereas such cessation and release shall be without prejudice to any accrued rights and obligations of the relevant Party existing at the time of such cessation and release;

(it being understood that in case of sub-paragraphs (b), such termination of this Agreement with respect to such Party shall be without prejudice to the continued binding effect of this Agreement for and among all other Parties).

This Agreement shall not be terminated in case of death, incapacity to act or bankruptcy of a Party, if a Party is placed under guardianship or has been declared missing by a final court decision or if the liquidation interest of a Party is subject to debt enforcement measures.

10.	Miscellaneous

10.1.	Nature of Parties’ Rights and Obligations

Except as specifically provided otherwise in this Agreement, the rights and obligations of the Parties hereunder shall be several (and not joint). Each of Founder and Other Shareholders and the Investor may exercise and enforce its rights hereunder individually in accordance with this Agreement.

The obligations of the Parties hereunder are contractual in nature and the Parties agree that they do not form, and this Agreement shall not be deemed to constitute, a simple partnership (einfache Gesellschaft) pursuant to Art. 530 et seq. CO.

10.2.	Confidentiality

The provision regarding confidentiality in the Investment Agreement (as defined in the Investment and Subscription Agreement to which this Agreement serves as Appendix E) shall apply mutatis mutandis.

10.3.	Successors and Assigns

This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective permitted successors and assigns; provided, however, that no Party shall be entitled to assign or transfer any of the rights or obligations hereunder to any other party except with the prior written consent of each Party. Transfers or assignments in conjunction with the transfer of Shares in accordance with this Agreement shall remain reserved.

10.4.	Costs and Expenses

Each Party shall bear its own costs and expenses arising out of or incurred, and any taxes imposed on it, in connection with this Agreement. Any reimbursement of costs shall be exclusively governed by and handled in accordance with Section 5.5 of the Investment Agreement.

Each relevant Shareholder shall indemnify the Company for any damages resulting from any taxes and social security contributions triggered at the Company’s level by a Transfer of Shares by the relevant Shareholder.

10.5.	Notices

All notices and other communications made or to be made under this Agreement shall be given as set forth in the Investment Agreement, mutatis mutandis.

10.6.	Entire Agreement

With the exception of the Investment Agreement, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes any agreement or understanding with respect to the subject matter hereof that may have been concluded between any of the Parties prior to the date of this Agreement.

The Parties confirm that in addition to this Agreement, there are no side agreements relating to the subject matter hereof between any of them that have not been disclosed to the other Parties and the terms of which may affect any of the rights granted to any of the Parties hereunder.

10.7.	Severability

If at any time any provision of this Agreement or any part thereof is or becomes invalid or unenforceable, then neither the validity nor the enforceability of the remaining provisions or the remaining part of the provision shall in any way be affected or impaired thereby. The Parties agree to replace the invalid or unenforceable provision or part thereof by a valid or enforceable provision which shall best reflect the Parties’ original intention and shall to the extent possible achieve the same economic result. The same applies mutatis mutandis in case of any gaps.

10.8.	Amendments

This Agreement (including this Section 10.9) may be amended only in writing by an instrument signed by all Parties.

10.9.	Waiver of Rights

No waiver by a Party of a failure of any other Party to perform any provision of this Agreement shall operate or be construed as a waiver in respect of any other or further failure whether of a similar or different character.

11.	Governing Law and Jurisdiction

11.1.	Governing Law

This Agreement shall in all respects be governed by and construed in accordance with substantive Swiss law.

11.2.	Jurisdiction

The courts of Zurich (Canton of Zurich, Switzerland) shall have exclusive jurisdiction for any and all disputes arising out of or in connection with this Agreement, the venue being Zurich 1.

* * * * *

[Signature page to follow]

IN WITNESS WHEREOF, the Parties have signed this Agreement on the date first written above

Investor

William Kerby
Chief Executive Officer

Founder

/s/ Jan C. Reinhart
Jan C. Reinhart

List of Appendices

Appendix C:	Cap Table

Appendix E:	Defined Terms

Appendix 2.a):	Articles

Appendix 4:	List of Important Shareholder and Board Matters

Appendix 6.2:	Anti-Dilution Adjustment Formula

Appendix E

Defined Terms

“Affiliate” shall mean any person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the person or entity specified, any person that is contractually related to the relevant Shareholder by way of a fiduciary agreement, and any person related to the relevant Shareholder based on family relations or friendship.

“Agreement” shall mean the shareholders agreement, including its appendices (as amended from time to time in accordance with the terms of this Agreement).

“Anti-dilution Adjustment” shall have the meaning set forth in Section 6.2.

“Articles” shall have the meaning set forth in Section 2.

“Bad Leaver” shall mean a Restricted Party in case (i) his or her employment agreement has been terminated by the Company for an important reason (wichtiger Grund) within the meaning of Art. 337 CO, or (ii) he has terminated his or her employment agreement other than for an important reason (wichtiger Grund) within the meaning of Art. 337 CO or family- or health-related reasons.

“Board” shall mean the board of directors of the Company, as appointed from time to time in accordance with the terms of this Agreement.

“Business” shall have the meaning set forth in Preamble B.

“CEO” shall mean the Chief Executive Officer of the Company appointed from time to time in accordance with this Agreement and the board regulations, if any.

“Chairman” shall mean the chairman of the Board (Verwaltungsratspräsident).

“Change of Control” shall mean any Transfer of Shares in one or a series of related transactions that results in the proposed acquirer (including a Shareholder) holding, directly or indirectly, more than 50 percent of the then issued share capital of the Company.

“CO” shall mean the Swiss Code of Obligations as of March 30, 1911, as amended.

“Common Shares” shall mean the common registered shares of the Company (Stammaktien) in accordance with the Articles and as set forth in Preamble A.

“Company” shall have the meaning set forth on the first page.

“Confidential Information” shall have the meaning set forth in Section 10.2.

“Director” shall mean each of the members of the Board appointed from time to time in accordance with the terms of this Agreement.

“Distribution” shall mean any distribution in the form of Dividends and/or proceeds resulting from a Liquidation.

“Drag-Along Event” shall have the meaning set forth in Section 7.6.1.

“Drag-Along Notice” shall have the meaning set forth in Section 7.6.1.

“Drag-Along Right” shall have the meaning set forth in Section 7.6.1.

“ESOP” shall mean employee stock option plan.

“Existing Shareholders” shall mean the Founder and the Other Shareholders.

“Expert” shall have the meaning set forth in Section 7.7.2.

“Fair Market Value” shall have the meaning set forth in Section 7.7.2.

“Founder” shall have the meaning set forth on the first page.

“Founder Director” shall have the meaning set forth in Section 3.2(b).

“General Meeting of Shareholders” shall mean any ordinary or extraordinary general meeting of Shareholders of the Company.

“Good Leaver” shall mean a Restricted Party in case his or her employment agreement has been terminated and he or she is not deemed to be a Bad Leaver.

“Important Board Matters” shall have the meaning set forth in Section 4(b)(as set forth in Part B of Appendix 4).

“Important Shareholder Matters” shall have the meaning set forth in Section 4(a) (as set forth in Part A of Appendix 4).

“Improved Offer” shall have the meaning set forth in Section 7.6.1.

“Insolvency Event” shall mean with respect to a Party, if such Party becomes insolvent, bankrupt, petitions or applies to any court, tribunal or other body or authority for creditor protection or for the appointment of, or there shall otherwise be appointed, any administrator, receiver, liquidator, trustee or other similar officer of such Party or of all or a substantial part of the such Party’s assets.

“Investment Agreement” shall have the meaning set forth in the Investment and Subscription Agreement to which this document serves as Appendix E.

“Investor Director” and “Investment Directors” shall have the meaning as specified on page 1 and set forth in Section 3.2 (a).

“Last Price” shall have the meaning set forth in Section 6.2.

“Liquidation” shall mean a voluntary or non-voluntary liquidation, a dissolution or winding up of the Company, a merger, consolidation or other transaction or series of transactions, a Sale or a distribution of profits.

“Manager” shall mean any of [specify], together the “Management”.

“Non-Qualified IPO” shall mean the closing of an underwritten public offering lead managed by an underwriter of international standing, for listing of Shares of the Company on an internationally recognized securities exchange, such as the official list of SIX Swiss Exchange, that does not qualify as Qualified IPO.

“Option Parties” shall have the meaning set forth in Section 7.7.1.

“Other Shareholder” and “Other Shareholders” shall have the meaning set forth in Preamble C.

“Party” shall mean each of the Investor, the Founder, the Company and any further parties adhering to this Agreement in accordance with its terms.

“Permitted Transfer” shall have the meaning set forth in Section 7.1.

“Purchase Option” shall have the meaning set forth in Section 7.7.1.

“Put Notice” shall have the meaning set forth in Section 7.8.1.

“Preamble” shall mean a preamble of this Agreement.

“Qualified IPO” shall mean the closing of an underwritten public offering lead managed by an underwriter for listing of Shares of the Company on an internationally recognized securities exchange, such as the official list of SIX Swiss Exchange, with a price per Share of at least five times the Issue Price (subject to adjustments for stock dividends, splits, combinations and similar events).

“Relevant Selling Shareholder(s)” shall have the meaning set forth in Section 7.6.1.

“Relevant Shares” shall have the meaning set forth in Section 7.4.1 and 7.5.1.

“Restricted Party” shall have the meaning set forth in Section 7.7.1.

“Right of First Refusal” shall have the meaning set forth in Section 7.4.2.

“Right of First Refusal Event” shall have the meaning set forth in Section 7.4.1.

“Right of First Refusal Exercise Notice” shall have the meaning set forth in Section 7.4.2.

“Right of First Refusal Notice” shall have the meaning set forth in Section 7.4.1.

“Sale” shall mean the Transfer (whether through a single transaction or a series of related transactions) of Shares other than a Permitted Transfer or the sale, lease, transfer, exclusive license or other disposition of more than 50% of the Company’s assets.

“Sale Shares” shall have the meaning set forth in Section 7.8.1.

“Section” shall mean a section of this Agreement.

“Selling Shareholder(s)” shall have the meaning set forth in Section 7.4.1 and Section 7.5.1.

“Shareholder” shall mean each holder of Shares.

“Shares” shall mean any shares from time to time issued by the Company.

“Subscription Amount” shall have the meaning ascribed to this term in the Investment Agreement.

“Tag-Along Event” shall have the meaning set forth in Section 7.5.1.

“Tag-Along Exercise Notice” shall have the meaning set forth in Section 7.5.5.

“Tag-Along Notice” shall have the meaning set forth in Section 7.5.1.

“Tag-Along Right” shall have the meaning set forth in Section 7.5.3.

“Transfer” shall mean any sale, assignment, encumbrance, pledge, creation of trust or any other disposal or transfer.

“Triggering Event” shall have the meaning set forth in Section 7.7.1.

Appendix 2.a)

Articles

(see attached)

Appendix 4

List of Important Shareholder and Board Matters

Part A – Important Shareholder Matters

Each of the following decisions shall be an Important Shareholder Matter and shall require the consent requirements set forth in Section 4(a) of this Agreement:

(a)	any amendment, alteration or modification of the rights, preferences and privileges of Shares or increase or decrease the number of Shares;

(b)	any amendment of the Company’s Articles including in particular its purpose;

(c)	the creation and issuance of new shares having rights senior to or on parity with Shares;

(d)	any alteration to the issued share capital including, in particular, the increase of the share capital and issuance of new Shares;

(e)	create or increase a conditional share capital reserved for employees, Directors or consultants;

(f)	increase of the authorized number of Directors of the Company and the election and removal of Directors;

(g)	take any measures which result in an obligation, asset of debt of the Company exceeding CHF 1,500,000.

(h)	any transfer of IP rights or know how of the Company to a third party or grant any licenses or other rights with respect to such IP rights or know how outside the course of Business of the Company.

(i)	any sale, license, or similar transaction relating to all or substantially all of the assets of the Company;

(j)	any merger, demerger or similar reorganization of the Company;

(k)	any action that would result in a Change of Control;

(l)	entering into contractual or equity joint ventures;

(m)	the acquisition, transfer, subscription sale or disposal of any shares or interest by the Company in any other company, group or entity, the setting up of any subsidiary or transfer or pledge of its shares;

(n)	the liquidation or the Company;

(o)	any resolution on Dividend payments or other distributions to the shareholders;

(p)	the election of the Company’s auditors;

(q)	any substantial change to the Business or the agreed business plan;

(r)	commencement of litigation or arbitral proceedings with an expected value exceeding CHF 50,000; and

(s)	approval of and changes to the annual budget (“Annual Budget”) which shall be presented no later than November 30th of the year prior the year the Annual Budget is provided for.

Part B – Important Board Matters

Each of the following decisions shall be an Important Board Matter and shall require the consent requirements set forth in Section 4(b):

(t)	the entering into any joint venture, merger or acquisition or any profit sharing agreement;

(u)	any investment, capital expenditure, acquisition or sale of assets, incurrence of debt or any contract obligation by the Company in excess of CHF 1,500,000 (whether by a single transaction or a series of related transactions within the same calendar year) unless provided for in the Annual Budget;

(v)	subject to Part A (h) any transfer of intellectual property rights or know how of the Company to a third party or grant of licenses or other rights with respect to intellectual property rights or know how, with the exception of contracts with customers based on contract templates that have been approved as an Important Board Matter;

(w)	the execution or amendment of any credit, mortgage or debt financing agreement, regardless of whether the Company is the borrower or lender (whether by a single transaction or a series of related transactions) not provided for in the Annual Budget;

(x)	the issuance of shares or equity-related securities out of the Company’s authorized or conditional share capital (including the determination of the issue price, the date for the entitlement for dividends and the type of contribution therefore) or sale of own shares, except in respect to any shares issued in accordance with the Anti-Dilution Adjustments;

(y)	the creation of any security interests upon any part of the Company’s property, intellectual property rights or assets (whether by a single transaction or by a series of related transactions);

(z)	any direct or indirect transactions or arrangements with Directors, employees, members of the management, any Shareholder or any Affiliate thereof including variations thereof;

(aa)	any purchase by the Company of any of its own shares, except for acquisitions in connection with Section 7.7;

(bb)	any decision pertaining to the employment, removal, dismissal or non-renewal of any person with total compensation higher than CHF 300,000 per annum or increasing the salary of any employee by more than 10% unless provided for in the annual budget;

(cc)	any amendment to the contracts with Directors or Shareholders holding more than 5% of the Company’s outstanding share capital; and

(dd)	any of the items as per this Appendix 4 with regard to any of the Company’s direct or indirect subsidiaries, if and to the extent controlled or influenced by the Company.

Appendix 6.2

Anti-Dilution Adjustment Formula

Weighted Average Ratchet

The anti-dilution mechanism shall be a weighted-average ratchet (i.e., single iteration) with no offset for par value paid while subscribing for anti-dilution shares (the “Anti-Dilution Shares”). The weighted average issue price (“WAIP”) and number of Anti-Dilution Shares to be issued to Founder Directors shall be calculated using the following equations:

Where,

PA       = applicable Share price of the most recent Share transaction (“Last Price”)

PB       = Share issue price of the Dilution Round (i.e., the round triggering dilution)

SA       = total no. of Shares of the Founder Directors before the Dilution Round

SB       = total no. of Shares of the Dilution Round

SX       = total no. of Shares held by the applicable Founder Director

IA       = total value of all Founder Director Shares prior to the Dilution Round

IB       = total investment amount of the Dilution Round

IX       = total value of Founder Director Shares held by the applicable Founder Director = SX×PA